Exhibit 99.1

Antero Resources Reports First Quarter 2020 Results and Announces Revised 2020 Capital Budget and Guidance

Denver, Colorado, April 29, 2020— Antero Resources Corporation (NYSE: AR) (“Antero Resources” or the “Company”) today announced its first quarter 2020 financial and operational results. In addition, Antero announced its revised 2020 capital budget and guidance. The relevant condensed consolidated financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Highlights Include:

•	Net production averaged 3,366 MMcfe/d (68% natural gas by volume) during the first quarter, a 9% increase over the prior year period
•	Realized natural gas equivalent price including hedges averaged $2.99 per Mcfe during the first quarter
•	Reducing 2020 drilling and completion capital budget to $750 million, down 35% from the initial 2020 guidance of $1.15 billion

o	Targeting positive Free Cash Flow of $175 million in 2020 based on current strip prices (non-GAAP measure)
o	Reduced well costs to $715 per lateral foot, down 12% from the initial guidance range of $795 to $825 per foot
o	Reduced rig count from four rigs in early 2020 to one rig for the remainder of 2020 and completion crew count from three crews to one for the remainder of 2020
o	Maintaining full year production guidance of 3,500 MMcfe/d, a 9% year over year increase

•	$2.85 billion borrowing base approved under the credit facility, $210 million above the $2.64 billion of lender commitments
•	Repurchased $383 million notional amount of unsecured notes due in 2021 and in 2022 during the first quarter at a 21% weighted average discount

o	Repurchases totaled $608 million of 2021 and 2022 notes at a 20% weighted average discount, during the fourth quarter of 2019 and the first quarter of 2020, which has reduced total par value of debt by $120 million and annualized interest expense by over $16 million

•	Added 688 BBtu/d of natural gas hedges to calendar 2022 at an average price of $2.48/MMBtu

Paul Rady, Chairman and Chief Executive Officer of Antero Resources commented, “Our reduced 2020 drilling and completion capital budget highlights the continued momentum in our capital cost savings initiative that was launched in early 2019. The new $750 million budget is 41% lower than our 2019 capital spend, with no change to our growth target of 9% for 2020. The lower capital spending plan is partly driven by lower well costs of $715 per lateral foot, a 26% decrease from our first quarter 2019 well costs. Further, due to the near term liquids pricing environment, we have deferred 20 well completions into 2021. This reduced capital budget is expected to result in positive Free Cash Flow of $175 million for 2020 assuming current commodity strip prices. Based on the current commodity price environment, we anticipate a maintenance capital spend level in 2021 of $600 million to hold 3.5 Bcfe/d production flat. This low maintenance capital level, combined with the substantial natural gas and liquids production base, enables Antero to succeed under various pricing environments.”

For a discussion of the non-GAAP financial measures including Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow presented on an actual and pro forma basis, please see “Non-GAAP Financial Measures.”

COVID-19 Pandemic Developments

As a producer of natural gas, NGLs and oil, Antero Resources is recognized as an essential business under various federal, state and local regulations related to the COVID-19 pandemic and the communities in which it operates. Antero has continued to operate under these regulations, while taking steps to protect the health and safety of its workers. Antero has implemented protocols to reduce the risk of an outbreak within its field operations, and these protocols have not had an impact on production. A substantial portion of the Company’s non-field level employees have transitioned to remote work from home arrangements, and have been able to maintain a consistent level of effectiveness, including maintaining day-to-day operations and decision making, and financial reporting systems and internal control over financial reporting. To date, the Company has had no confirmed cases of COVID-19 within its employee base at any of its locations.

Borrowing Base Redetermination Completed

As a result of the recent spring borrowing base redetermination, the borrowing base under Antero Resources’ credit facility was approved at $2.85 billion. This borrowing base is the first redetermination based on stand-alone financials following the midstream simplification and deconsolidation of Antero Midstream in 2019. Lender commitments under the credit facility remained at $2.64 billion and is comprised of 25 banks. The spring redetermination confirms Antero’s $1.0 billion in available liquidity under its credit facility as of March 31, 2020.

Lower 2020 Capital Budget

Antero reduced its 2020 drilling and completion capital budget to $750 million from $1.0 billion previously and the $1.15 billion initial budget announced in February 2020. The reduction is driven by continued drilling and completion efficiency improvements, service cost deflation and a deferral of 20 well completions into 2021. Due to these efficiency gains and the reduced activity level, Antero has dropped its rig count to one rig for the remainder of 2020. Antero’s completion crew count will be reduced in May from three crews to one crew for the remainder of 2020. Despite the lower capital spend, 2020 production guidance is unchanged at 3.5 Bcfe/d, delivering 9% growth as compared to 2019. Antero projects this reduced capital spend to generate $175 million of positive free cash flow in 2020 based on strip prices as of April 24, 2020.

Antero’s drilling and completion capital budget reflects an updated average total well cost of $715 per lateral foot, which compares to the initial 2020 target range of $795 to $825 per foot. Well costs averaged $720 per lateral foot in March of 2020. The continued decline in well costs is attributed to increased stages completed per day in well completions, improved lateral footage drilled per day, lower service costs and numerous other improvements.

The following is a summary of Antero Resources’ 33% reduction in the 2020 capital budget.

Capital Budget ($ in millions)	Initial	Revised	Variance
Drilling & Completion	$1,150	$750	35%
Land	50	45	10%
Total E&P Capital	$1,200	$795	33%

All guidance not discussed in this release is unchanged from previously stated guidance.

Maintenance Capital Outlook

If low commodity prices persist in 2021, Antero expects to invest approximately $600 million in drilling and completion capital in 2021 to hold the expected 2020 exit rate production flat at 3.5 Bcfe/d in 2021. Additionally, assuming maintenance capital spending in 2021, net marketing expense is estimated to be $150 million, consistent with 2020 guidance, but $50 million above the previous target. Relative to Free Cash Flow, this expense increase would be more than offset by the reduction in capital of over $500 million from the previous plan.

Antero has 1,200 undrilled dry gas locations located in the Ohio Utica and Marcellus Shale in its 2,700 location total drilling inventory. If the current relative strip pricing holds for oil, C3+ NGLs and natural gas, the Company has four pads in the dry gas Ohio Utica that it could drill during 2021.

Unsecured Debt and Common Stock Repurchases

Antero repurchased $383 million notional amount of senior unsecured debt during the first quarter of 2020 at a 21% weighted average discount price. The repurchases were comprised of both the 2021 and 2022 bond maturities and reduced debt by $81 million. In total, during the fourth quarter of 2019 and the first quarter of 2020, Antero repurchased $608 million of notional debt at a 20% weighted average discount, reducing debt by $120 million and net interest expense by $16 million on an annualized basis. The par value of 2021 maturities outstanding has been reduced from $1.0 billion initially to $730 million and the 2022 maturities outstanding has been reduced from $1.1 billion to $761 million, as of March 31, 2020.

Antero also repurchased 27 million shares of its common stock during the first quarter of 2020 at a weighted average cost of $1.57 per share, leaving 269 million shares outstanding at the end of the first quarter.

Appalachian Condensate Outlook

Prior to the COVID-19 pandemic, Antero had developed a diverse set of buyers and destinations as well as in-field and off-site storage capacity for its condensate volumes. Since the outbreak of the pandemic, Antero has further expanded its customer base and doubled its condensate storage capacity within the basin. To date, Antero has not shut-in or curtailed any production from its assets. Although there is uncertainty around how long government stay-at-home mandates will remain in place and hence reduce oil and refined products demand, Antero believes that there will be minimal impact to its 2020 production guidance due to curtailments from condensate production. Oil differentials are expected to widen during the second quarter of 2020. Antero expects full year 2020 realized oil price differential to be $9.00/Bbl to $11.00/Bbl, an increase from $7.00/Bbl to $9.00/Bbl previously.

Based on the above, Antero does not expect material curtailments to residue gas or dry gas production as a result of basin-wide condensate storage constraints or any other unforeseen events arising from the global COVID-19 pandemic. Antero Resources and Antero Midstream continue to work together to find solutions to mitigate the potential impacts of the decline in demand for oil and NGLs including additional storage capacity in the Northeast if needed. In light of the uncertain market conditions impacting the energy industry, Antero Resources will continue to evaluate its capital budget in order to maintain its financial profile.

NGL Prices

The COVID-19 pandemic has not impacted global demand for NGL products nearly as much as it has impacted demand for transportation fuels derived from oil. The restart of economic activity in Asia, coupled with lower LPG production from refineries in the US, Europe, and Asia, has led to strengthening prices for international LPG relative to oil.

Further, reductions in OPEC+ and North American oil production and the associated NGL volumes are expected to have a supportive effect on propane and butane export prices through the remainder of 2020 and into 2021. In addition, Antero is 100% hedged on its 2020 condensate and C5+ production, at an oil price equivalent of $55.63/Bbl.

First Quarter 2020 Financial Results

For the three months ended March 31, 2020, Antero reported a GAAP net loss of $339 million, or $1.19 per diluted share, compared to a GAAP net income of $979 million, or $3.17 per diluted share, in the prior year period. Adjusted Net Loss (non-GAAP measure) was $38 million, or $0.13 per diluted share, compared to Adjusted Net Income of $97 million during the three months ended March 31, 2019, or $0.31 per diluted share.

Adjusted EBITDAX (non-GAAP measure) was $244 million, a 45% decrease compared to $443 million in the prior year period due to lower commodity pricing. Antero’s average realized price after hedges declined 26% from $4.00 per Mcfe in the first quarter of 2019 to $2.99 per Mcfe in the first quarter of 2020.

The following table details the components of average net production and average realized prices for the three months ended March 31, 2020:

	Three months ended March 31, 2020
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Combined Natural Gas Equivalent (MMcfe/d)
Average Net Production	2,286	10,302	119,040	50,595	3,366

Average Realized Prices	Natural Gas ($/Mcf)	Oil ($/Bbl)	C3+ NGLs ($/Bbl)	Ethane ($/Bbl)	Combined Natural Gas Equivalent ($/Mcfe)
Average realized prices before settled derivatives	$1.98	$38.02	$21.31	$5.82	$2.30
Settled commodity derivatives	0.91	9.27	1.25	—	0.69
Average realized prices after settled derivatives	$2.88	$47.29	$22.56	$5.82	$2.99

NYMEX average price	$1.95	$45.81			$1.95
Premium / to NYMEX	$0.93	$1.48			$1.04

Net daily natural gas equivalent production in the first quarter averaged 3,366 MMcfe/d, including 179,937 Bbl/d of liquids (68% natural gas by volume). Production increased 9% from the year ago period and 6% from the prior period.

Antero’s average realized C3+ NGL price before hedging was $21.31 per barrel, representing a 33% decrease versus the prior year period. Antero shipped 44% of its total C3+ NGL net production on Mariner East 2 for export and realized a $0.11 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA.  Antero sold the remaining 56% of C3+ NGL net production at a $0.06 per gallon discount to Mont Belvieu pricing at Hopedale, OH.  The resulting blended price on 119,040 Bbl/d of net C3+ NGL production was $21.31 per barrel, which was a $0.01 per gallon premium to Mont Belvieu pricing. Based on current strip prices at Mont Belvieu and in the international markets, Antero expects its blended realized C3+ NGL prices in 2020 to average a $0.00 to a $0.05 per gallon premium to Mont Belvieu. Antero expects to sell at least 50% of its C3+ NGL production in 2020 at Marcus Hook for export at a premium to Mont Belvieu.

	Three months ended March 31, 2020
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane exported on ME2	Marcus Hook, PA	52,730	44%	$0.11
Remaining C3+ NGL volume	Hopedale, OH	66,310	56%	($0.06)
Total C3+ NGLs/Blended Premium		119,040	100%	$0.01

Cash Expense and Net Marketing Expense

All-in cash expense, which includes lease operating, GP&T, production and ad valorem taxes, net marketing and general and administrative expense (excluding equity-based compensation) was $2.34 per Mcfe in the first quarter, a 9% decrease compared to $2.58 per Mcfe average during the first quarter of 2019. Antero expects all-in cash expense to average $2.25 to $2.35 per Mcfe in 2020.

Per unit net marketing expense declined to $0.15 per Mcfe in the first quarter compared to $0.26 per Mcfe reported in the prior year period. The decline was driven by higher production volumes and the mitigation of some of our excess firm transportation expense during the quarter. Net marketing expense is expected to decline further in 2020, to $0.10 to $0.12 per Mcfe, as a result of both an increase in natural gas production filling excess firm transportation capacity and renegotiated agreements with midstream providers that allow for higher utilization of our transportation capacity to the more attractive pricing in the Gulf Coast markets.

First Quarter 2020 Operating Update

Marcellus Shale — Antero placed 25 horizontal Marcellus wells to sales during the first quarter with an average lateral length of 10,900 feet. Of the 25 wells, 13 new wells had at least 60 days of reported production data during the quarter and the average 60-day rate per well was 22.6 MMcfe/d. Antero drilled an average of 6,395 lateral feet per day in the quarter, which represented a 20% increase compared to the prior year period and was a record for the company. Additionally, Antero’s ongoing emphasis on completion efficiencies resulted in an improvement during the first quarter to 7.1 stages completed per day, a 13% increase from 6.3 stages per day in the prior period, also a company record. Last week, Antero’s three completion crews averaged 9.7 stages per day and recently set a record for most stages in a day at 13 stages per day. Antero spud 30 wells during the first quarter with an average lateral length of 11,693 feet.

First Quarter 2020 Capital Investment

Antero’s cash drilling and completion capital expenditures for the three months ended March 31, 2020 were $300 million. Antero anticipates a decline in capital spending in each subsequent quarter of 2020, reflecting continued efficiencies, service cost deflation and the release of three rigs and two completion crews during the second quarter of 2020. In addition to capital invested in drilling and completion costs, the Company invested $7 million in land during the first quarter.

Balance Sheet and Liquidity

As of March 31, 2020, Antero’s total debt was $3.7 billion, of which $882 million were borrowings outstanding under the Company’s revolving credit facility. Antero has a borrowing base of $2.85 billion with lender commitments that total $2.64 billion. After deducting letters of credit outstanding of $730 million, the Company had $1.0 billion in available liquidity as of March 31, 2020 and net debt to trailing twelve months Adjusted EBITDAX ratio was 3.5x.

Glen Warren, CFO and President of Antero Resources said, “The borrowing base approval of $2.85 billion provides us with available liquidity of over $1 billion and the flexibility to execute certain asset sales without impacting liquidity under the credit facility. We remain focused on executing on our asset sale program, targeting proceeds of $650 to $900 million during 2020. While the transaction environment has been very challenging over the past few months, we are in substantive discussions with several counterparties and expect the outlook to improve given positive expectations for natural gas and NGL prices going forward. Further, our reduced drilling and completion capital budget is expected to result in $175 million in Free Cash Flow in 2020 based on today’s strip prices, providing additional strength to our liquidity profile. Longer term, we are committed to maximizing Free Cash Flow and reducing absolute debt.”

Commodity Derivative Positions

Antero has hedged 1.8 Tcf of natural gas at a weighted average index price of $2.75 per MMBtu through 2023 with fixed price swap positions. Antero also has oil and NGL fixed price swap positions, including NGL positions that total 10,352 Bbl/day and oil and C5 positions that total 26,000 Bbl/d during 2020. As of March 31, 2020, the Company’s estimated fair value of commodity derivative instruments was $1.1 billion based on strip pricing.

Please see Antero’s Annual Report on Form 10-Q for the quarter ended March 31, 2020, for more information on all commodity derivative positions, including basis swaps and natural gas calls.

The following tables summarize Antero’s hedge position as of March 31, 2020:

Fixed price natural gas positions from April 1, 2020 through December 31, 2023 were as follows:

	Natural gas MMBtu/day	Weighted average index price
Year ending December 31, 2020:
NYMEX ($/MMBtu)	2,227,500	$2.87
Year ending December 31, 2021:
NYMEX ($/MMBtu)	2,400,000	$2.80
Year ending December 31, 2022:
NYMEX ($/MMBtu)	687,500	$2.48
Year ending December 31, 2023:
NYMEX ($/MMBtu)	50,000	$2.39

C3+ NGL and Oil derivative contract positions from April 1, 2020 through December 31, 2020 were as follows:

	Derivative Contract Type	Liquids Hedges (Bbl/d)	Weighted average index price ($/Gal)	Weighted average basis differential $/Gal	Weighted average index price ($/Bbl)
Year ending December 31, 2020:
Total Propane (C3) – ARA (Europe) (1)	Fixed swap	10,352	$0.55		$23.10

Total NYMEX Crude Oil (2)		26,000			$55.63

(1)	Net of shipping. Assumes $0.10/gal shipping to ARA.
(2)	Hedged 20,000 Bbl/d of pentane (C5) at 80% of WTI and hedged the resulting 16,000 Bbl/d of oil-equivalent volumes at $55.63/Bbl WTI on average (80% x $55.63 = $44.52/Bbl pentane).

Conference Call

A conference call is scheduled on Thursday, April 30, 2020 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources”. A telephone replay of the call will be available until Thursday, May 7, 2020 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13701248.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com. The webcast will be archived for replay on the Company’s website until Thursday, May 7, 2020 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into, this press release.

Basis of Financial Presentation

In connection with the closing of the simplification transaction between Antero Midstream GP LP and Antero Midstream Partners LP (“Antero Midstream Partners”) on March 12, 2019, among other things, Antero Midstream GP LP converted to a Delaware corporation and changed its name to Antero Midstream Corporation (“Antero Midstream”) and Antero Midstream Partners became Antero Midstream’s wholly owned subsidiary. As of March 31, 2020, Antero Resources owned 29% of the shares of common stock of Antero Midstream. Through March 12, 2019, Antero Midstream Partners’ results were consolidated within Antero Resources’ results. Upon closing, Antero Midstream Partners was deconsolidated from Antero Resources and Antero Resources’ interests in Antero Midstream were accounted for under the equity method of accounting within Antero Resources’ results. The GAAP results discussed below include the results of Antero Midstream Partners from January 1, 2019, through March 12, 2019, on a consolidated basis, and from March 13, 2019, to March 31, 2020, the results of Antero Midstream Partners are no longer consolidated. The non-GAAP results described herein reflect the applicable results as if the simplification transaction had occurred at the beginning of the applicable period, unless otherwise noted.

Non-GAAP Financial Measures

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) as set forth in this release represents net income (Loss), adjusted for certain items. Antero believes that Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income (Loss) is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (Loss) as an indicator of financial performance. The following tables reconcile net income (loss) to Adjusted Net Income (Loss) (in thousands):

	Three months ended
	March 31,
	2019	2020
Net income (loss) attributable to Antero Resources Corp	$978,763	$(338,810)
Commodity derivative fair value (gains) losses	77,368	(565,833)
Gains on settled commodity derivatives	97,092	210,926
Impairment of oil and gas properties	81,244	89,220
Impairment of equity investment	—	610,632
Equity-based compensation	6,426	3,329
Equity in loss of unconsolidated - AMC	(14,081)	128,055
Gain on deconsolidation of Antero Midstream Partners LP	(1,406,042)	—
Gain on early extinguishment of debt	—	(80,561)
Gain on sale of assets	—	(31)
Contract termination and rig stacking	8,360	—
Simplification transaction fees	6,297	—
Tax effect of reconciling items (1)	268,111	(95,071)
Other tax items (2)	(6,513)	—
Adjusted Net Income (Loss)	$97,025	$(38,144)

Fully Diluted Shares Outstanding	308,788	284,227

(1)	Deferred taxes were approximately 23% for 2019 and 24% for 2020.
(2)	Tax impact in changes in statutory tax rate and items effecting the deconsolidated financial statements.

Per Share Amounts

	Three months ended
	March 31, 2020
	2019	2020
Net income (loss) attributable to Antero Resources Corp	$3.17	(1.19)
Commodity derivative fair value (gains) losses	0.25	(1.99)
Gains on settled commodity derivatives	0.31	0.74
Impairment of oil and gas properties	0.26	0.31
Impairment of equity investment	—	2.15
Equity-based compensation	0.02	0.01
Equity in loss of unconsolidated - AMC	(0.05)	0.45
Gain on deconsolidation of Antero Midstream Partners LP	(4.55)	—
Gain on early extinguishment of debt	—	(0.28)
Gain on sale of assets	—	—
Contract termination and rig stacking	0.03	—
Simplification transaction fees	0.02	—
Tax effect of reconciling items (1)	0.87	(0.33)
Other tax items (2)	(0.02)	—
Adjusted Net Income (Loss)	$0.31	(0.13)

(1)	Deferred taxes were approximately 23% for 2019 and 24% for 2020.
(2)	Tax impact in changes in statutory tax rate and items effecting the deconsolidated financial statements.

Net Debt

Net Debt is calculated as total debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	December 31,	March 31,
	2019	2020
AR bank credit facility	$552,000	$882,000
5.375% AR senior notes due 2021	952,500	730,283
5.125% AR senior notes due 2022	923,041	761,337
5.625% AR senior notes due 2023	750,000	750,000
5.000% AR senior notes due 2025	600,000	600,000
Net unamortized premium	791	600
Net unamortized debt issuance costs	(19,464)	(16,433)
Total debt	$3,758,868	3,707,787
Less: AR cash and cash equivalents	—	—
Net debt	$3,758,868	3,707,787

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow, or as a measure of liquidity. The Company defines Free Cash Flow as Cash Flow from Operations, less drilling and completion capital and leasehold capital plus earnout payments.

The Company has not provided projected Cash Flow from Operations or reconciliations of Free Cash Flow to projected Cash Flow from Operations, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project Cash Flow from Operations for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts. However, the Company is able to forecast 2020 drilling and completion capital of $750 million and leasehold capital of $45 million. Targeted 2020 Free Cash Flow also includes the $125 million earnout payment received from Antero Midstream in January 2020 associated with the water drop down transaction that occurred in 2015. Targeted 2020 Free Cash Flow is based on current strip pricing and assumes that dividends from Antero Midstream remain flat for the year for aggregate annual dividends from Antero Midstream of $171 million in 2020. Today, Antero Midstream announced that in light of the uncertain market conditions impacting the energy industry, Antero Midstream will continue to evaluate its capital budget as well as the appropriate amount of capital that is returned to shareholders through dividends and share repurchases in order to maintain its financial profile.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities and to service or incur additional debt. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income (loss), adjusted for certain items detailed below.

Through March 12, 2019, the financial results of Antero Midstream Partners were included in our consolidated results. Effective March 13, 2019, we no longer consolidate Antero Midstream Partners and account for our interest in Antero Midstream using the equity method of accounting. Adjusted EBITDAX includes distributions received with respect to limited partner interests in Antero Midstream Partners common units through March 12, 2019.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;
•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and
•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The following table represents a reconciliation of our net income (loss), including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of our Adjusted EBITDAX to net cash provided by operating activities per our unaudited condensed consolidated statements of cash flows, in each case, for the three months ended March 31, 2019 and 2020. Adjusted EBITDAX also excludes the results of Antero Midstream Partners in order to provide comparability with the current structure of Antero Resources as effective March 13, 2019, we no longer consolidate Antero Midstream Partners results. These adjustments are disclosed in the table below as Antero Midstream Partners related adjustments.

	Three months ended March 31,
(in thousands)	2019	2020
Reconciliation of net income (loss) to Adjusted EBITDAX:
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$978,763	(338,810)
Net income and comprehensive income attributable to noncontrolling interests	46,993	—
Depletion, depreciation, amortization, and accretion	241,177	200,781
Impairment of oil and gas properties	81,244	89,220
Impairment of midstream assets	6,982	—
Commodity derivative fair value (gains) losses (1)	77,368	(565,833)
Gains on settled commodity derivatives (1)	97,092	210,926
Equity-based compensation expense	8,903	3,329
Provision for income tax expense (benefit)	288,710	(109,985)
Gain on early extinguishment of debt	—	(80,561)
Equity in (earnings) loss of unconsolidated affiliates	(14,081)	128,055
Impairment of equity investment	—	610,632
Gain on deconsolidation of Antero Midstream Partners LP	(1,406,042)	—
Distributions/dividends from unconsolidated affiliates	12,605	42,756
Interest expense, net	71,950	53,102
Exploration expense	126	210
Gain on sale of assets	—	(31)
Contract termination and rig stacking	8,360	—
Simplification transaction fees	15,482	—
	515,632	243,791

Net income and comprehensive income attributable to noncontrolling interests	(46,993)	—
Antero Midstream Partners interest expense, net (2)	(16,815)	—
Antero Midstream Partners depreciation, accretion of ARO and accretion of contingent consideration (2)	(21,770)	—
Antero Midstream Partners impairment	(6,982)	—
Antero Midstream Partners equity-based compensation expense (2)	(2,477)	—
Antero Midstream Partners equity in earnings of unconsolidated affiliates (2)	12,264	—
Antero Midstream Partners distributions from unconsolidated affiliates (2)	(12,605)	—
Equity in earnings of Antero Midstream Partners (2)	(15,021)	—
Distributions from Antero Midstream Partners (2)	46,469	—
Antero Midstream Partners Simplification transaction fees	(9,185)	—
Antero Midstream Partners related adjustments	(73,115)	—
Adjusted EBITDAX	$442,517	243,791

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$442,517	243,791
Antero Midstream Partners related adjustments	73,115	—
Interest expense, net	(71,950)	(53,102)
Exploration expense	(126)	(210)
Gain on asset sale	—	31
Changes in current assets and liabilities	109,065	7,727
Simplification transaction fees	(15,482)	—
Other non-cash items	1,865	2,440
Net cash provided by operating activities	$539,004	200,677

(1)	The adjustments for the derivative fair value gains and losses and gains on settled derivatives have the effect of adjusting net income (loss) from operations for changes in the fair value of unsettled derivatives, which are recognized at the end of each accounting period. As a result, derivative gains included in the calculation Adjusted EBITDAX only reflect derivatives that settled during the period.
(2)	Amounts reflected are net of any elimination adjustments for intercompany activity and include activity related to Antero Midstream Partners through March 12, 2019 (date of the Closing). Effective March 13, 2019, Antero accounts for its unconsolidated investment in Antero Midstream Corporation using the equity method of accounting.

The following table reconciles Antero's net income to Adjusted EBITDAX for the twelve months ended March 31, 2020, as used in this release (in thousands):

Twelve months ended
(in thousands)	March 31, 2020
Reconciliation of net loss to Adjusted EBITDAX:
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(1,657,702)
Depletion, depreciation, amortization, and accretion	878,233
Impairment of oil and gas properties	1,308,420
Impairment of midstream assets	7,800
Commodity derivative fair gains (1)	(1,107,173)
Gains on settled commodity derivatives (1)	438,924
Equity-based compensation expense	17,985
Provision for income tax benefit	(472,805)
Gain on early extinguishment of debt	(116,980)
Equity in loss of unconsolidated affiliates	285,352
Impairment of equity investment	1,078,222
Distributions/dividends from unconsolidated affiliates	188,107
Loss on sale of equity investments	108,745
Water earnout	(125,000)
Gain on sale of assets	920
Interest expense, net	209,263
Exploration expense	968
Contract termination and rig stacking	5,666
Adjusted EBITDAX	$1,048,945

(1) The adjustments for the derivative fair value gains and losses and gains on settled derivatives have the effect of adjusting net income (loss) from operations for changes in the fair value of unsettled derivatives, which are recognized at the end of each accounting period. As a result, derivative gains included in the calculation Adjusted EBITDAX only reflect derivatives that settled during the period. The adjustments do not include proceeds from derivatives monetization.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below. (in thousands):

	Three months ended March 31,
	2019	2020
Drilling and completion costs (as reported; cash basis)	$368,687	300,483
Drilling and completion costs paid to Antero Midstream Partners (cash basis) (1)	20,565	—
Adjusted drilling and completion costs (cash basis)	389,252	300,483
Change in accrued capital costs	(9,601)	8,816
Adjusted drilling and completion costs (accrual basis)	$379,651	309,299

(1)       Represents drilling and completion costs paid to Antero Midstream that were consolidated in Antero Resources’ financial results in 2019.

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia and Ohio. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding expected results, future commodity prices, future production targets, realizing potential future fee rebates or reductions, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, asset monetization opportunities and pricing, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the amount and timing of any litigation settlements or awards, and future marketing opportunities are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, impacts of world health event, including the COVID-19 pandemic, potential shut-ins of production due to lack of downstream demand or storage capacity and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2019 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

For more information, contact Michael Kennedy – SVP – Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Consolidated Balance Sheets

December 31, 2019 and March 31, 2020

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	March 31,
	2019	2020
Assets
Current assets:
Accounts receivable	$46,419	91,944
Accounts receivable, related parties	125,000	—
Accrued revenue	317,886	201,320
Derivative instruments	422,849	816,444
Other current assets	10,731	10,313
Total current assets	922,885	1,120,021
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	1,368,854	1,289,770
Proved properties	11,859,817	12,154,162
Gathering systems and facilities	5,802	5,802
Other property and equipment	71,895	72,312
	13,306,368	13,522,046
Less accumulated depletion, depreciation, and amortization	(3,327,629)	(3,527,306)
Property and equipment, net	9,978,739	9,994,740
Operating leases right-of-use assets	2,886,500	2,814,539
Derivative instruments	333,174	284,461
Investment in unconsolidated affiliate	1,055,177	291,989
Other assets	21,094	20,039
Total assets	$15,197,569	14,525,789

Liabilities and Equity
Current liabilities:
Accounts payable	$14,498	37,909
Accounts payable, related parties	97,883	88,894
Accrued liabilities	400,850	367,444
Revenue distributions payable	207,988	174,654
Derivative instruments	6,721	—
Short-term lease liabilities	305,320	295,658
Other current liabilities	6,879	7,315
Total current liabilities	1,040,139	971,874
Long-term liabilities:
Long-term debt	3,758,868	3,707,787
Deferred income tax liability	781,987	672,002
Derivative instruments	3,519	215
Long-term lease liabilities	2,583,678	2,520,939
Other liabilities	58,635	60,432
Total liabilities	8,226,826	7,933,249
Commitments and contingencies (Notes 13 and 14)
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 295,941 shares and 268,926 shares issued and outstanding at December 31, 2019 and March 31, 2020, respectively	2,959	2,689
Additional paid-in capital	6,130,365	6,091,242
Accumulated earnings	837,419	498,609
Total equity	6,970,743	6,592,540
Total liabilities and equity	$15,197,569	14,525,789

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended March 31, 2019 and 2020

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2020
Revenue and other:
Natural gas sales	$657,266	411,082
Natural gas liquids sales	313,685	257,673
Oil sales	48,052	35,646
Commodity derivative fair value gains (losses)	(77,368)	565,833
Gathering, compression, water handling and treatment	4,479	—
Marketing	91,186	46,073
Other income	107	798
Total revenue and other	1,037,407	1,317,105
Operating expenses:
Lease operating	41,732	25,644
Gathering, compression, processing, and transportation	424,529	588,624
Production and ad valorem taxes	35,678	25,699
Marketing	163,084	93,273
Exploration	126	210
Impairment of oil and gas properties	81,244	89,220
Impairment of midstream assets	6,982	—
Depletion, depreciation, and amortization	240,201	199,677
Accretion of asset retirement obligations	976	1,104
General and administrative (including equity-based compensation expense of $8,903 and $3,329 in 2019 and 2020, respectively)	68,202	31,221
Contract termination and rig stacking	8,360	—
Total operating expenses	1,071,114	1,054,672
Operating income (loss)	(33,707)	262,433
Other income (expenses):
Equity in earnings (loss) of unconsolidated affiliates	14,081	(128,055)
Impairment of equity investment	—	(610,632)
Gain on deconsolidation of Antero Midstream Partners LP	1,406,042	—
Interest expense, net	(71,950)	(53,102)
Gain on early extinguishment of debt	—	80,561
Total other income (expenses)	1,348,173	(711,228)
Income (loss) before income taxes	1,314,466	(448,795)
Provision for income tax (expense) benefit	(288,710)	109,985
Net income (loss) and comprehensive income (loss) including noncontrolling interests	1,025,756	(338,810)
Net income and comprehensive income attributable to noncontrolling interests	46,993	—
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$978,763	(338,810)

Income (loss) per share—basic	$3.17	(1.19)
Income (loss) per share—diluted	$3.17	(1.19)

Weighted average number of shares outstanding:
Basic	308,694	284,227
Diluted	308,788	284,227

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2019 and 2020

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2019	2020
Cash flows provided by (used in) operating activities:
Net income (loss) including noncontrolling interests	$1,025,756	(338,810)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	241,177	200,781
Impairment of oil and gas properties	81,244	89,220
Impairment of midstream assets	6,982	—
Commodity derivative fair value (gains) losses	77,368	(565,833)
Gains on settled commodity derivatives	97,092	210,926
Equity-based compensation expense	8,903	3,329
Deferred income tax expense (benefit)	287,854	(109,985)
Gain on early extinguishment of debt	—	(80,561)
Equity in (earnings) loss of unconsolidated affiliates	(14,081)	128,055
Impairment of equity investment	—	610,632
Gain on deconsolidation of Antero Midstream Partners LP	(1,406,042)	—
Distributions/dividends of earnings from unconsolidated affiliates	12,605	42,756
Other	11,081	2,440
Changes in current assets and liabilities:
Accounts receivable	42,168	(54,514)
Accrued revenue	109,677	116,566
Other current assets	1,364	(583)
Accounts payable including related parties	(21,370)	(1,251)
Accrued liabilities	(14,965)	(19,593)
Revenue distributions payable	(9,761)	(33,333)
Other current liabilities	1,952	435
Net cash provided by operating activities	539,004	200,677
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(27,463)	(10,357)
Drilling and completion costs	(368,687)	(300,483)
Additions to water handling and treatment systems	(24,416)	—
Additions to gathering systems and facilities	(48,239)	—
Additions to other property and equipment	(3,128)	(771)
Settlement of water earnout	—	125,000
Investments in unconsolidated affiliates	(25,020)	—
Proceeds from the Antero Midstream Partners LP Transactions	296,611	—
Change in other assets	(4,475)	(70)
Net cash used in investing activities	(204,817)	(186,681)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	—	(42,690)
Issuance of senior notes	650,000	—
Repayment of senior notes	—	(300,835)
Borrowings (repayments) on bank credit facilities, net	(270,000)	330,000
Payments of deferred financing costs	(8,259)	—
Distributions to noncontrolling interests in Antero Midstream Partners LP	(85,076)	—
Employee tax withholding for settlement of equity compensation awards	(479)	(32)
Other	(841)	(439)
Net cash provided by (used in) financing activities	285,345	(13,996)
Effect of deconsolidation of Antero Midstream Partners LP	(619,532)	—
Net decrease in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$37,081	30,089
Increase (decrease) in accounts payable and accrued liabilities for additions to property and equipment	$(22,825)	10,767

The following table set forth selected operating data for the three months ended March 31, 2019 and 2020:

	Three months ended March 31,		Amount of Increase	Percent
(in thousands)	2019	2020	(Decrease)	Change
Operating revenues and other:
Natural gas sales	$657,266	$411,082	$(246,184)	(37)%
NGLs sales	313,685	257,673	(56,012)	(18)%
Oil sales	48,052	35,646	(12,406)	(26)%
Commodity derivative fair value gains (losses)	(77,368)	565,833	643,201	831%
Gathering, compression, water handling and treatment	4,479	—	(4,479)	(100)%
Marketing	91,186	46,073	(45,113)	(49)%
Other income	107	798	691	646%
Total operating revenues and other	1,037,407	1,317,105	279,698	27%
Operating expenses:
Lease operating	41,732	25,644	(16,088)	(39)%
Gathering and compression	102,347	193,008	90,661	89%
Processing	169,999	210,236	40,237	24%
Transportation	152,183	185,380	33,197	22%
Production and ad valorem taxes	35,678	25,699	(9,979)	(28)%
Marketing	163,084	93,273	(69,811)	(43)%
Exploration	126	210	84	67%
Impairment of oil and gas properties	81,244	89,220	7,976	10%
Impairment of midstream assets	6,982	—	(6,982)	(100)%
Depletion, depreciation, and amortization	240,201	199,677	(40,524)	(17)%
Accretion of asset retirement obligations	976	1,104	128	13%
General and administrative (excluding equity-based compensation)	59,299	27,892	(31,407)	(53)%
Equity-based compensation	8,903	3,329	(5,574)	(63)%
Contract termination and rig stacking	8,360	—	(8,360)	(100)%
Total operating expenses	1,071,114	1,054,672	(16,442)	(2)%
Operating income (loss)	(33,707)	262,433	296,140	879%

Other earnings (expenses):
Equity in earnings of unconsolidated affiliates	14,081	(128,055)	(142,136)	(1,009)%
Impairment of equity investments	—	(610,632)	(610,632)	*
Interest expense	(71,950)	(53,102)	18,848	(26)%
Gain on deconsolidation of Antero Midstream Partners LP	1,406,042	—	(1,406,042)	(100)%
Gain on early extinguishment of debt	—	80,561	80,561	*
Total other earnings (expenses)	1,348,173	(711,228)	(2,059,401)	(153)%
Income (loss) before income taxes	1,314,466	(448,795)	(1,763,261)	(134)%
Income tax (expense) benefit	(288,710)	109,985	398,695	138%
Net income (loss) and comprehensive income (loss) including noncontrolling interest	1,025,756	(338,810)	(1,364,566)	(133)%
Net income and comprehensive income attributable to noncontrolling interest	46,993	—	(46,993)	(100)%
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$978,763	$(338,810)	$(1,317,573)	(135)%

Adjusted EBITDAX	$442,517	$243,791	$(198,726)	(45)%

* Not meaningful

			Amount of
	Three months ended March 31,		Increase	Percent
	2019	2020	(Decrease)	Change
Production data:
Natural gas (Bcf)	199	208	9	5%
C2 Ethane (MBbl)	3,509	4,604	1,095	31%
C3+ NGLs (MBbl)	8,794	10,833	2,039	23%
Oil (MBbl)	1,017	938	(79)	(8)%
Combined (Bcfe)	279	306	27	10%
Daily combined production (MMcfe/d)	3,099	3,366	267	9%
Average prices before effects of derivative settlements (1):
Natural gas (per Mcf) (2)	$3.30	$1.98	$(1.32)	(40)%
C2 Ethane (per Bbl)	$10.12	$5.82	$(4.30)	(42)%
C3+ NGLs (per Bbl)	$31.63	$21.31	$(10.32)	(33)%
Oil (per Bbl)	$47.23	$38.02	$(9.21)	(20)%
Weighted Average Combined (per Mcfe)	$3.65	$2.30	$(1.35)	(37)%
Average realized prices after effects of derivative settlements (1):
Natural gas (per Mcf)	$3.79	$2.88	$(0.91)	(24)%
C2 Ethane (per Bbl)	$10.12	$5.82	$(4.30)	(42)%
C3+ NGLs (per Bbl)	$31.59	$22.56	$(9.03)	(29)%
Oil (per Bbl)	$47.23	$47.29	$0.06	0%
Weighted Average Combined (per Mcfe)	$4.00	$2.99	$(1.01)	(25)%
Average costs (per Mcfe):
Lease operating	$0.15	$0.08	$(0.07)	(47)%
Gathering and compression	$0.76	$0.63	$(0.13)	(17)%
Processing	$0.61	$0.69	$0.08	13%
Transportation	$0.55	$0.61	$0.06	11%
Production and ad valorem taxes	$0.12	$0.08	$(0.04)	(33)%
Depletion, depreciation, amortization, and accretion	$0.78	$0.66	$(0.12)	(15)%
General and administrative (excluding equity-based compensation)	$0.16	$0.09	$(0.07)	(44)%

(1)	Average sales prices shown in the table reflect both the before and after effects of our settled commodity derivatives. Our calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because we do not designate or document them as hedges for accounting purposes. Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and does not necessarily reflect their relative economic value.